As filed with the Securities and Exchange Commission on October 2, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DERMIRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-3267680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Dermira, Inc.

2055 Woodside Road

Redwood City, California 94061

(650) 421-7200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2010 Equity Incentive Plan

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full title of the plans)

Thomas G. Wiggans

Chief Executive Officer and Chairman of the Board

Dermira, Inc.

2055 Woodside Road

Redwood City, California 94061

(650) 421-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Douglas Cogen, Esq.	Andrew L. Guggenhime
Michael A. Brown, Esq.	Chief Operating Officer and
Morgan R. Casey, Esq.	Chief Financial Officer
Fenwick & West LLP	Dermira, Inc.
555 California Street, 12th Floor	2055 Woodside Road
San Francisco, California 94104	Redwood City, California 94061
(415) 875-2300	(650) 421-7200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
- Outstanding under the 2010 Equity Incentive Plan	2,265,305	(2)	$2.15	(3)	$4,870,406	$566
- Reserved for future issuance under the 2014 Equity Incentive Plan	2,081,825	(4)	16.00	(5)	33,309,200	3,871
- Reserved for future issuance under the 2014 Employee Stock Purchase Plan	301,724		13.60	(6)	4,103,447	477
TOTAL	4,648,854		N/A		$42,283,053	$4,914

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)          Represents shares of Registrant’s common stock reserved for issuance pursuant to stock options outstanding under the 2010 Equity Incentive Plan, as amended (the “2010 Plan”), as of the date of this Registration Statement. Any such shares of common stock that are subject to awards under the 2010 Plan that are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2010 Plan, instead will be available for issuance under the 2014 Equity Incentive Plan. See footnote 4 below.

(3)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $2.15 per share (rounded up to the nearest cent).

(4)          Represents shares of common stock reserved for future issuance under the 2014 Equity Incentive Plan consisting of (a) 1,896,551 shares of common stock reserved for future issuance under the 2014 Equity Incentive Plan and (b) 185,274 shares of common stock previously reserved but unissued under the 2010 Plan that are now available for future issuance under the 2014 Equity Incentive Plan. To the extent outstanding awards under the 2010 Plan are forfeited, lapse unexercised or would otherwise have been returned to the share reserve under the 2010 Plan, the shares of common stock subject to such awards instead will be available for future issuance under the 2014 Equity Incentive Plan. See footnote 2 above.

(5)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the initial public offering price of $16.00 per share of the Registrant’s common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-198410) declared effective on October 2, 2014 (the “Initial Public Offering Price”).

(6)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the Initial Public Offering Price, multiplied by 85%. Pursuant to the Registrant’s 2014 Employee Stock Purchase Plan, the purchase price of a share is 85% of the fair market value of the Registrant’s common stock.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.         Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)         the Registrant’s prospectus filed on September 29, 2014 under the Securities Act contained in the Registration Statement on Form S-1 (Registration No. 333-198410), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)         the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36668) filed with the Commission on September 29, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

As of the date of this Registration Statement, Fenwick & West LLP beneficially owns an aggregate of 43,103 shares of the Registrant’s common stock, representing approximately 0.39% of the Registrant’s outstanding shares of common stock as of June 30, 2014.

Item 6.        Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation to be effective in connection with the closing of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•                  any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•                  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•                  any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective upon the closing of the Registrant’s initial public offering, provide that:

•                  the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•                  the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•                  the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•                  the rights conferred in the restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections.  There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.  The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Three of the Registrant’s directors (Fred B. Craves, Wende S. Hutton and Jake R. Nunn) are also indemnified by their employers with regard to their service on the Registrant’s board of directors.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The following exhibits are filed herewith:

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation, as amended, as currently in effect.	S-1	333-198410	3.1	9/19/2014

4.2	Form of Restated Certificate of Incorporation to be effective upon closing of the Registrant’s public offering.	S-1	333-198410	3.2	9/12/2014

4.3	Bylaws, as currently in effect.	S-1	333-198410	3.3	8/27/2014

4.4	Form of Restated Bylaws to be effective upon closing of the Registrant’s public offering.	S-1	333-198410	3.4	9/12/2014

4.5	Form of Common Stock Certificate.	S-1	333-198410	4.1	8/27/2014

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

99.1	2010 Equity Incentive Plan and forms of award agreements.	S-1	333-198410	10.2	8/27/2014

99.2	2014 Equity Incentive Plan and forms of stock option award agreement, stock option exercise agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit agreement, performance shares award agreement and stock bonus agreement.	S-1	333-198410	10.3	9/19/2014

99.3	2014 Employee Stock Purchase Plan and form of subscription agreement.	S-1	333-198410	10.4	9/19/2014

Item 9.         Undertakings.

A.                                    The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.                                    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Redwood City, State of California, on this 2nd day of October, 2014.

DERMIRA, INC.

By:	/s/ Thomas G. Wiggans
Thomas G. Wiggans
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas G. Wiggans and Andrew L. Guggenhime, and each of them, as his or her true and lawful attorney-in-fact, proxy and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas G. Wiggans	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 2, 2014
Thomas G. Wiggans

/s/ Andrew L. Guggenhime	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 2, 2014
Andrew L. Guggenhime

/s/ Eugene A. Bauer	Chief Medical Officer and Director	October 2, 2014
Eugene A. Bauer

/s/ David E. Cohen	Director	October 2, 2014
David E. Cohen

/s/ Fred B. Craves	Director	October 2, 2014
Fred B. Craves

/s/ Matthew K. Fust	Director	October 2, 2014
Matthew K. Fust

/s/ Wende S. Hutton	Director	October 2, 2014
Wende S. Hutton

/s/ Mark D. McDade	Director	October 2, 2014
Mark D. McDade

/s/ Jake R. Nunn	Director	October 2, 2014
Jake R. Nunn

/s/ William R. Ringo	Director	October 2, 2014
William R. Ringo

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation, as amended, as currently in effect.	S-1	333-198410	3.1	9/19/2014

4.2	Form of Restated Certificate of Incorporation to be effective upon closing of the Registrant’s public offering.	S-1	333-198410	3.2	9/12/2014

4.3	Bylaws, as currently in effect.	S-1	333-198410	3.3	8/27/2014

4.4	Form of Restated Bylaws to be effective upon closing of the Registrant’s public offering.	S-1	333-198410	3.4	9/12/2014

4.5	Form of Common Stock Certificate.	S-1	333-198410	4.1	8/27/2014

5.1	Opinion of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	2010 Equity Incentive Plan and forms of award agreements.	S-1	333-198410	10.2	8/27/2014

99.2	2014 Equity Incentive Plan and forms of stock option award agreement, stock option exercise agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit agreement, performance shares award agreement and stock bonus agreement.	S-1	333-198410	10.3	9/19/2014

99.3	2014 Employee Stock Purchase Plan and form of subscription agreement.	S-1	333-198410	10.4	9/19/2014